SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                 SCHEDULE 13G/A
                                ----------------

                               (Amendment No. 3*)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                       Chiquita Brands International, Inc.
                                (NAME OF ISSUER)

                                  Common Stock
                         (TITLE OF CLASS OF SECURITIES)

                                    170032809
                                 (CUSIP NUMBER)

                                January 28, 2010
             (Date of Event which requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this
        Schedule is filed:

                  [ ] Rule 13d-1(b)
                  [x] Rule 13d-1(c)
                  [ ] Rule 13d-1(d)

                              (Page 1 of 11 Pages)
------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 170032809               13G/A                   Page 2 of 11 Pages


-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Highway Partners, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    72,100
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    72,100
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          72,100
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.16%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 170032809               13G/A                     Page 3 of 11 Pages


-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Thruway Partners, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    416,800
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    416,800
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          416,800
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.93%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 170032809               13G/A                     Page 4 of 11 Pages


-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Expressway Partners Master Fund, Ltd.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,134,783
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,134,783
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,134,783
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          2.54%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 170032809               13G/A                     Page 5 of 11 Pages


-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Principled Capital Management, L.L.C.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    488,900
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    488,900
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          488,900
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          1.1%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          OO
-----------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 170032809               13G/A                     Page 6 of 11 Pages


-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Principled Asset Administration, L.L.C.

-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,623,683
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,623,683
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,623,683
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          3.63%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          OO, IA
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 170032809               13G/A                     Page 7 of 11 Pages


-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Gerald C. Catenacci
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada and United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,623,683
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,623,683
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,623,683
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          3.63%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 170032809               13G/A                     Page 8 of 11 Pages


ITEM 1(a).  NAME OF ISSUER:

         The name of the issuer is Chiquita Brands International, Inc. (the "Company").

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
         250 East Fifth Street, Cincinnati, Ohio 45202

ITEM 2(a). NAME OF PERSON FILING:

         This statement is filed by:

         (i) Highway Partners, L.P. ("Highway"), a Delaware limited partnership, with respect to the shares of Common Stock (defined in Item 2(d) below) directly owned by it;

         (ii) Thruway Partners, L.P. ("Thruway"), a Delaware limited partnership, with respect to the shares of Common Stock directly owned by it;

         (iii) Expressway Partners Master Fund, Ltd. ("Expressway"), a Cayman Islands exempted company, with respect to the shares of Common Stock directly owned by it;

         (iv) Principled Capital Management, L.L.C. ("PCM"), a Delaware limited liability company, which is the general partner of Highway and Thruway, with respect to the Common Stock directly owned by Highway and Thruway;

         (v) Principled Asset Administration, L.L.C. ("PAA"), a Delaware limited liability company, which is the investment adviser to Highway, Thruway and Expressway, with respect to the Common Stock directly owned by Highway, Thruway and Expressway; and

         (vi) Gerald C. Catenacci ("Mr. Catenacci"), the managing member of PCM and PAA, with respect to the Common Stock directly owned by Highway, Thruway and Expressway.

         The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons". Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.


ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:

         The address of the business office of Highway, Thruway, PCM, PAA and Mr. Catenacci is 666 Fifth Avenue, 37th Floor, New York, New York 10103.

         The address of the registered office of Expressway is Walkers SPV Limited, Walker House, 87 Mary Street, George Town, Grand Cayman, KY1-9002, Cayman Islands.

ITEM 2(c).  CITIZENSHIP:

         Highway and Thruway are Delaware limited partnerships. Expressway is a Cayman Islands exempted company. PCM and PAA are Delaware limited liability companies. Mr. Catenacci has citizenship in Canada and the United States.

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $0.50 par value ("Common Stock")

ITEM 2(e).  CUSIP NUMBER:  170032809

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

            (a) [ ] Broker or dealer registered under Section 15 of the Act

            (b) [ ] Bank as defined in Section 3(a)(6) of the Act

CUSIP No. 170032809               13G/A                      Page 9 of 11 Pages


            (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                    Act

            (d) [ ] Investment Company registered under Section 8 of the
                    Investment Company Act

            (e) [ ] Investment Adviser registered under Section 203 of the
                    Investment Advisers Act of 1940

            (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d- 1(b)(1)(ii)(F)

            (g) [ ] Parent Holding Company, in accordance with Rule
                    13d-1(b)(ii)(G); see item 7

            (h) ( ) Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c) CHECK THIS BOX. [X]

ITEM 4.     OWNERSHIP.

A. Highway
         (a) Amount beneficially owned: 72,100
         (b) Percent of class: 0.16% The percentages used herein and in the rest of Item 4 are calculated based the 44,764,351 shares of Common Stock issued and outstanding as of October 23, 2009 as reflected in the issuer's Form 10-Q for the quarterly period ended September 30, 2009 filed on October 28, 2009.
         (c) (i) Sole Power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: 72,100
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to
             dispose or direct the disposition: 72,100

B. Thruway
         (a) Amount beneficially owned: 416,800
         (b) Percent of class: 0.93%
         (c) (i) Sole Power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: 416,800
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 416,800

C. Expressway
         (a) Amount beneficially owned: 1,134,783
         (b) Percent of class: 2.54%
         (c) (i) Sole Power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: 1,134,783
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 1,134,783

D. PCM*
         (a) Amount beneficially owned: 488,900
         (b) Percent of class: 1.1%
         (c) (i) Sole Power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: 488,900
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 488,900

E. PAA**
         (a) Amount beneficially owned: 1,623,683
         (b) Percent of class: 3.63%
         (c) (i) Sole Power to vote or direct the vote: -0-

CUSIP No. 170032809               13G/A                     Page 10 of 11 Pages

             (ii) Shared power to vote or direct the vote: 1,623,683
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 1,623,683

F. Mr. Catenacci***
         (a) Amount beneficially owned: 1,623,683
         (b) Percent of class: 3.63%
         (c) (i) Sole Power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: 1,623,683
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 1,623,683

* PCM, as the general partner of Highway and Thruway, may be deemed to be the beneficial owner of the Common Stock directly owned by Highway and Thruway. PCM disclaims beneficial ownership of the Common Stock reported herein.

** PAA, as the investment adviser of Highway, Thruway and Expressway, may be deemed to be the beneficial owner of the Common Stock directly owned by Highway, Thruway and Expressway. PAA disclaims beneficial ownership of the Common Stock reported herein.

*** Mr. Catenacci, as the managing member of PCM and PAA with investment power and voting power, may be deemed to be the beneficial owner of the Common Stock directly owned by Highway, Thruway and Expressway. Mr. Catenacci disclaims beneficial ownership of the Common Stock reported herein.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
         If this statement is being filed to report the fact as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
         See item 2.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
         Not applicable.

ITEM 10. CERTIFICATION.  (if filing pursuant to Rule 13d-1(b))

         By signing below the undersigned certify, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP No. 170032809               13G/A                     Page 11 of 11 Pages


                                   SIGNATURES

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:   February 1, 2010


                                 HIGHWAY PARTNERS, L.P.
                                 BY:  PRINCIPLED ASSET ADMINISTRATION, L.L.C.
                                      INVESTMENT ADVISER
                                 BY:  /s/ Gerald C. Catenacci
                                      -----------------------
                                      Gerald C. Catenacci
                                      Managing Member

                                 THRUWAY PARTNERS, L.P.
                                 BY:  PRINCIPLED ASSET ADMINISTRATION, L.L.C.
                                      INVESTMENT ADVISER
                                 BY:  /s/ Gerald C. Catenacci
                                      -----------------------
                                      Gerald C. Catenacci
                                      Managing Member

                                 EXPRESSWAY PARTNERS MASTER FUND, LTD.
                                 BY:  PRINCIPLED ASSET ADMINISTRATION, L.L.C.
                                      INVESTMENT ADVISER
                                 BY:  /s/ Gerald C. Catenacci
                                      -----------------------
                                      Gerald C. Catenacci
                                      Managing Member

                                 PRINCIPLED CAPITAL MANAGEMENT, L.L.C.
                                 BY:  /s/ Gerald C. Catenacci
                                      -----------------------
                                      Gerald C. Catenacci
                                      Managing Member

                                 PRINCIPLED ASSET ADMINISTRATION, L.L.C.
                                 BY:  /s/ Gerald C. Catenacci
                                      -----------------------
                                      Gerald C. Catenacci
                                      Managing Member

                                 GERALD C. CATENACCI, INDIVIDUALLY
                                 BY:  /s/ Gerald C. Catenacci
                                      -----------------------
                                      Gerald C. Catenacci